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                                                           Exhibit 99.8

FOR IMMEDIATE RELEASE

        PATRIOT SCIENTIFIC APPOINTS RICHARD G. BLUM CEO AND CHAIRMAN AS
              JAMES T. LUNNEY REQUESTS TO BE RELIEVED OF HIS DUTIES

SAN DIEGO - September 25, 2000 - Patriot Scientific Corporation (OTC: BB: PTSC) today announced that Richard G. Blum has been appointed Chairman of the Board of Directors and Chief Executive Officer replacing James T. Lunney who is leaving for personal reasons. Mr. Blum has been a director of the company since February 1999 and has had an extensive career in managing international companies including ITT, ADT, and most recently as Chairman and President of Kysor Europe, a wholly owned subsidiary of Kysor Industrial Corporation.

Mr. Blum stated, "the board is very appreciative to Mr. Lunney for his contributions, bringing the company to where it is today, and wishes him well in his new endeavors. I look forward to using my past marketing and executive experiences to focus our management team to bring Patriot to the next level-namely generating revenues from licensing and sales of our proven technologically superior microprocessor."

Founded in 1987, Patriot Scientific Corporation designs, markets and manufactures the PSC1000, based on patented ShBoom technology, a 32-bit microprocessor targeted at Java and Internet appliances as well as the traditional embedded systems markets. For more information on Patriot Scientific Corporation, visit http://www.ptsc.com/

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

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Contact:
Patriot Scientific Corporation/ Linda Romero, 858/674-5000 lromero@ptsc.com



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